As filed with the Securities and Exchange Commission on May 3, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LaCrosse Footwear, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	39-1446816 (I.R.S. Employer Identification No.)
17634 NE Airport Way, Portland, Oregon 97230
(Address of principal executive offices, including zip code)
LaCrosse Footwear, Inc.
2007 Long Term Incentive Plan
(Full title of the plan)
David P. Carlson
Executive Vice President and Chief Financial Officer
LaCrosse Footwear, Inc.
17634 NE Airport Way
Portland, Oregon 97230
503-262-0110
(Name, address and telephone number of agent for service)
With a copy to:
Bruce A. Robertson
Garvey Schubert Barer
1191 Second Avenue, 18th Floor
Seattle, Washington 98101-2939
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of each class of	Amount to	offering price per	aggregate offering	registration
securities to be registered	be registered (1)	share (2)	price (2)	fee (2)
Common Stock, $.01 par value per share	300,000	$16.01	$4,803,000	$148.00

(1) This registration statement covers 300,000 shares of the common stock, $.01 par value per share (“Common Stock”), of LaCrosse Footwear, Inc., a Wisconsin corporation (“LaCrosse” or the “Company”), together with associated rights, that may be offered or sold pursuant to the LaCrosse Footwear, Inc. 2007 Long Term Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate number of shares of Common Stock that may be offered or issued as a result of any reclassification or split up of the Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) on the basis of the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on May 2, 2007.

EXPLANATORY NOTE
This Registration Statement has been prepared in accordance with the requirements of Form S-8, as amended. The purpose of this Registration Statement is to register 300,000 shares of the Common Stock issuable under the Company’s 2007 Long Term Incentive Plan (the “2007 Plan”). Pursuant to the terms of the 2007 Plan, any shares of Common Stock authorized for issuance under (i) the Company’s 1997 Employee Stock Incentive Plan and (ii) the Company’s 2001 Stock Incentive Plan, each as amended (the “Previous Plans”), which are not subject to a grant on May 1, 2007, or as to which the option award is forfeited on or after May 1, 2007, are also issuable under the 2007 Plan. The shares of Common Stock issuable under the Previous Plans were previously registered as follows:

		Registration
Plan Name	Shares Registered	Statement
1997 Employee Stock Incentive Plan	300,000	333-106067

2001 Stock Incentive Plan	300,000	333-106067
	300,000	333-125712
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement and shall be deemed a part hereof:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 Annual Report”), filed with the Commission on March 20, 2007;
2. Those portions of the Company’s Proxy Statement on Schedule 14A, filed with the Commission on March 30, 2007, which have been incorporated by reference into the 2006 Annual Report;
3. All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act since December 31, 2006; and
4. The description of the Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A, dated April 6, 1994, filed with the Commission pursuant to Section 12 of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Pursuant to the Wisconsin Business Corporation Law and the Company’s By-laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct.
It should be noted that the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.
Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.
The indemnification provided by the Wisconsin Business Corporation Law and the Company’s By-laws is not exclusive of any other rights to which a director or officer may be entitled.
The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits have been filed (except where otherwise indicated) as part of this registration statement:

Exhibit No.	Exhibit
4.1	LaCrosse Footwear, Inc. 2007 Long Term Incentive Plan
5.1	Opinion of Garvey Schubert Barer
23.1	Consent of McGladrey & Pullen, LLP
23.2	Consent of Garvey Schubert Barer (contained in Exhibit 5.1)
24.1	Power of Attorney relating to subsequent amendments (included in the signature page to this registration statement)

Item 9. Undertakings.
A.	The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on May 1, 2007.

Registrant: LACROSSE FOOTWEAR, INC.
By:	/s/ Joseph P. Schneider
Joseph P. Schneider
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Joseph P. Schneider and David P. Carlson, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Name	Title	Date

/s/ Joseph P. Schneider Joseph P. Schneider	President, Chief Executive Officer (Principal Executive Officer)	May 1, 2007

/s/ David P. Carlson David P. Carlson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 1, 2007

/s/ Richard A. Rosenthal Richard A. Rosenthal	Chairman of the Board and Director	May 1, 2007

Name	Title	Date

/s/ Stephen F. Loughlin Stephen F. Loughlin	Director	May 1, 2007

/s/ Luke E. Sims Luke E. Sims	Director	May 1, 2007

/s/ John D. Whitcombe John D. Whitcombe	Director	May 1, 2007

/s/ William H. Williams William H. Williams	Director	May 1, 2007

/s/ Charles W. Smith Charles W. Smith	Director	May 1, 2007

EXHIBIT INDEX

Exhibit No.	Description
4.1	LaCrosse Footwear, Inc. 2007 Long Term Incentive Plan
5.1	Opinion of Garvey Schubert Barer
23.1	Consent of McGladrey & Pullen, LLP
23.2	Consent of Garvey Schubert Barer (included in Exhibit 5.1)
24.1	Power of Attorney relating to subsequent amendments (included in the signature page to this registration statement)